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                          CERTIFICATE OF DESIGNATION,
                       POWERS, PREFERENCES AND RIGHTS OF
                           SERIES B PREFERRED STOCK
                           PAR VALUE $.00042 PER SHARE
                                      OF
                               booktech.com, inc.

                              -------------------

                  Pursuant to Section 78.1955 of the General
                    Corporation Law of the State of Nevada

                              -------------------


IT IS HEREBY CERTIFIED that:

      1. The name of the company (hereinafter called the "Company") is booktech.com inc., a corporation organized and existing under the General Corporation Law of the State of Nevada.

      2. The Articles of Incorporation of the Company (the "Articles of Incorporation") authorize the issuance of five million (5,000,000) shares of preferred stock, $.00042 par value per share (the "Preferred Stock"), and expressly vest in the Board of Directors of the Company the authority provided therein to issue any or all of such shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

      3. The Corporation has previously designated and authorized for issuance 2,135,301 shares of Series A Preferred Stock, $.01 par value per share.

      4. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section
78.1955 of the General Corporation Law of the State of Nevada, has adopted the resolutions set forth below creating a Series A issue of Preferred Stock:

      RESOLVED, that one million one hundred thousand (1,100,000) shares of the five million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B Preferred Stock, $.00042 par value per share, and shall possess the rights and preferences set forth below:

      Section 1. Designation and Amount. The shares of such series shall have a par value of $.00042 per share, and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock"). The number of shares constituting the Series B Preferred Stock shall be one million one
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hundred thousand (1,100,000). The Series B Preferred Stock shall be issued or offered for such price and under such terms and conditions as the Board of Directors of the Company shall determine (the "Original Issue Price").

      Section 2. Rank. The Series B Preferred Stock shall rank: (i) junior to the Series A Preferred Stock and any other class or series of capital stock of the Company hereafter created (the "Senior Securities"), unless such later class of stock is specifically ranked by its terms junior to the Series B Preferred Stock (such class of stock, a "Junior Security"); (ii) prior to all of the Common Stock; and (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

      Section 3.  Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities and the Common Stock, but in parity with any distribution to Parity Securities, an amount per share equal to the sum of the Original Issue Price, provided that if the Series B Preferred Stock was issued in exchange for the securities of another entity, the Original Issue Price shall be the value attributed in good faith to such Series B Preferred Stock by the Board of Directors in such transaction. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the holders of the Series B Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the holders of the Series B Preferred Stock and the Parity Securities, collectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

            (b) Upon the completion of the distribution required by Section 3(a), the holders of Series B Stock shall not be entitled to any additional payments or distributions.

      Section 4. Conversion of Series B Preferred Stock. The record Holders of the Series B Preferred Stock shall have conversion rights as follows:
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            (a) Right to Convert; Mandatory Conversion. Each record holder of
Series B Preferred Stock shall be entitled to convert each whole share of Series B Preferred Stock into one fully-paid and non-assessable share of Common Stock, subject to adjustment as provided in Section 4(c). Such conversion will happen with respect to each share of Series B Preferred Stock then outstanding, automatically and without any further action on the part of the holder of the Series B Preferred Stock, on the one-year anniversary of the issuance of its issuance. The number of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock is hereafter referred to as the "Conversion Rate."

            (b) Mechanics of Conversion. In order to convert Series B Preferred Stock into shares of Common Stock, the Holder shall (i) fax a copy of a fully executed Notice of Conversion to the Company at the office of the Company or to the Company's designated transfer agent (the "Transfer Agent") for the Series B Preferred Stock, stating that the holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series B Preferred Stock to be converted and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for either overnight or two (2) day delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subsection 4(b)(i) below).

                  (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificates, if mutilated, the Company shall execute and deliver new Preferred Stock Certificates of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Stock.

                  (ii) Delivery of Common Stock Upon Conversion. The Company no later than 6:00 p.m. (Pacific time) on the third (3rd) business day after receipt by the Company or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.
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                  (iii) Date of Conversion. The date on which conversion occurs
(the "Date of Conversion") shall be deemed to be the date such Notice of Conversion is faxed to the Company or the Transfer Agent, as the case may be, provided that the advance copy of the Notice of Conversion is faxed to the Company on or prior to 6:00 p.m., eastern time, on the Date of Conversion. The original Preferred Stock Certificates representing the shares of Series B Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as practicable following the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

            (c)   Adjustment to Conversion Rate.

                  (i) Adjustment to the Conversion Rate due to Stock Split, Stock Dividend or Other Similar Event. If, prior to the conversion of all the Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Conversion Rate shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately increased.

                  (ii) Adjustment Due to Consolidation, Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all the Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series B Preferred Stock thereafter shall have the right to receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series B Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 4(c)(ii) unless (a) it first gives ten (10) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (during which time the Holder shall be entitled to convert its shares of Series B Preferred Stock into Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligation of this subsection 4(c)(ii).
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                  (iii) No Fractional Shares. If any adjustment under this
Section 4(c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares of Series B Preferred Stock.

      Section 5. Voting Rights. The holders of the Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock acting as a single class, and may otherwise participate in any proceeding in which actions shall be taken by the Company or the stockholders thereof or be entitled to notification as to any meeting of the stockholders. Each share of the Series B Preferred Stock shall have six votes.

      Section 6. Status of Converted Stock. When shares of Series B Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

      Section 7. Protective Provision. So long as shares of Series B Preffered Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the General Corporation law of Nevada) of the Holders of at least a majority of the then-outstanding shares of Series B Preferred Stock;

                  (a) alter or change the rights, preferences or privledges of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, including but not limited to, the creation or authroization of any Senior Securities;

                  (b) increase the size of the authorized number of Series B Preferred Stock; or

                  (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series B Preferred Stock under Section 305 of the internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

      In the event Holders of a majority of the then-outstanding shares of Series B Preferred Stock agree to allow the company to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to subsection (a) above, so as to affect adversely the Series B Preferred Stock, then the Company will deliver notice of such approved alteration or change to the Holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series B Preferred Stock subject to the approved alteration or change of the rights, preferences or privileges of the Series B Preferred Stock.

      Section 8. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of preferred stock with dividend and/or liquidation preferences junior to or on a parity with the dividend and liquidation preferences of the Series B Preferred Stock.


                           [SIGNATURE PAGE TO FOLLOW]

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      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed on its behalf by its President this ____ day of March, 2000.

                                    booktech.com, inc.

                                    By:
                                       ----------------------
                                          Name: Joel Dumaresq
                                          Title:   President